                                                                                                                                                         EXHIBIT 99

EMPLOYEE STOCK PURCHASE PLAN

OF

RF MICRO DEVICES, INC.

(As Amended And Restated Effective February 8, 2006)

EMPLOYEE STOCK PURCHASE PLAN
OF
RF MICRO DEVICES, INC.
(As Amended and Restated Effective February 8, 2006)

1.             Purpose

                The purpose of the Employee Stock Purchase Plan of RF Micro Devices (the "Plan") is to give eligible designated employees of RF Micro Devices, Inc., a North Carolina corporation (the "Corporation"), and its Subsidiaries an opportunity to acquire shares of the common stock of the Corporation (the "Common Stock") and to continue to promote its best interests and enhance its long‑term performance.  This purpose will be carried through the granting of options to purchase shares of the Corporation's Common Stock through payroll deductions.  The Plan is intended to comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to employee stock purchase plans.  The provisions of the Plan shall be construed so as to comply with the requirements of Section 423 of the Code.

2.             Certain Definitions

                In addition to terms defined elsewhere in the Plan, the following words and phrases shall have the meanings given below unless a different meaning is required by the context:

                (a)           "Board" means the Board of Directors of the Corporation.

                (b)           "Code" means the Internal Revenue Code of 1986, as amended.  References to a specific section of the Code shall include references to related regulations or other guidance.

                (c)           "Committee" means the Compensation Committee of the Board, which has authority to administer the Plan pursuant to Section 4 herein.

                (d)           "Common Stock" means shares of the common stock of the Corporation.

                (e)           "Corporation" means RF Micro Devices, Inc., a North Carolina corporation.

                (f)            "Eligible Employee" means any employee of the Corporation or a Subsidiary except for (i) any employee whose customary employment is 20 hours or less per week, or (ii) any employee whose customary employment is for not more than five months in any calendar year.

                (g)           "Exercise Date" means the date of exercise of an Option granted under the Plan.  The Exercise Date shall be the Purchase Period Termination Date with respect to each Purchase Period, commencing with the Purchase Period Termination Date that occurs on the Saturday closest to March 31, 1998.

                (h)           "Fair Market Value" of the Common Stock on a given date (the "valuation date") shall be determined in good faith by the Committee, and unless otherwise determined by the Committee, shall be determined in accordance with the following provisions:

                                (i)            If the shares of Common Stock are listed for trading on the New York Stock Exchange or the American Stock Exchange or included in The Nasdaq National Market, the Fair Market Value shall be the closing sales price of the shares on the New York Stock Exchange or the American Stock Exchange or
               as reported in The Nasdaq National Market (as applicable) on the date immediately preceding the valuation date, or, if there is no transaction on such date, then on the trading date nearest preceding the valuation date for which closing price information is available, and, provided further, if the shares are quoted on The
               Nasdaq System but are not included in The Nasdaq National Market or listed for trading on the New York
               Stock Exchange or the American Stock Exchange, the Fair Market Value shall be the mean between the high bid and low asked quotations in The Nasdaq System on the date immediately preceding the date the

                 Option is granted for which such information is available; or (ii) if the shares of Common Stock are not listed or reported in any of the foregoing, then Fair Market Value shall be determined by the Committee in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in
                any other manner consistent with the Code and accompanying regulations.

                Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair
                Market Value of Common Stock subject to an Option shall be inconsistent with Section 423 of the Code or regulations thereunder.

                (i)            "Grant Date" means the date of grant of an Option pursuant to the Plan.  The Grant Date shall be the Purchase Period Commencement Date with respect to each Purchase Period, commencing with the first Purchase Period Commencement Date that occurs on the Sunday immediately following the Saturday closest to September 28, 1997.

                (j)            "Option" means an option granted hereunder which will entitle a Participant to purchase shares of Common Stock in accordance with the terms of the Plan.

                (k)           "Option Price" means the price per share of Common Stock subject to an Option, as determined in accordance with Section 7(b).

                (l)            "Participant" means an Eligible Employee who is a participant in the Plan.

                (m)          "Plan" means the Employee Stock Purchase Plan of RF Micro Devices, Inc., as amended and restated to date and as it may be hereafter amended and/or restated.

                (n)           "Purchase Period" means each six-month period during which an offering to purchase Common Stock is made to Eligible Employees pursuant to the Plan.  There shall be two Purchase Periods in each fiscal year of the Corporation, with the first Purchase Period in a fiscal year commencing on the Sunday immediately following the Saturday closest to March 31 and ending on the Saturday closest to September 28, and the second Purchase Period in a fiscal year commencing on the Sunday immediately following the Saturday closest to September 28 and ending on the Saturday closest to March 31 of that year.  Notwithstanding the foregoing, (i) the first Purchase Period after the effective date of the Plan shall begin on September 28, 1997 and end on the Saturday closest to March 31, 1998 and (ii) the Committee shall have the power to change the duration of Purchase Periods (including the Purchase Period Commencement Date and/or the Purchase Period Termination Date for any Purchase Period) with respect to any offering, provided such change is announced a reasonable period of time prior to the effective date of such change.

                (o)           "Purchase Period Commencement Date" means the first day of each Purchase Period.  There shall be two Purchase Period Commencement Dates in each fiscal year, which generally shall be (i) the Sunday immediately following the Saturday closest to March 31 of each fiscal year and (ii) the Sunday immediately following the Saturday closest to September 30 of each fiscal year.

                (p)           "Purchase Period Termination Date" means the last day of each Purchase Period.  There shall be two Purchase Period Termination Dates in each year, which generally shall be (i) the Saturday closest to September 30 of each fiscal year and (ii) the Saturday closest to March 31 of each fiscal year.

                (q)           "Subsidiary" means any present or future corporation which (i) would be a "subsidiary corporation" of the Corporation as that term is defined in Section 424 of the Code and (ii) is designated as a corporation whose employees may participate in the Plan by the Committee.

3.             Effective Date

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                The Effective Date of the Plan shall be the date of consummation of the Corporation's initial public offering.  For the purposes herein, the phrase "consummation of an initial public offering" shall mean the closing of a firm commitment underwritten public offering of the Corporation's Common Stock pursuant to a registration statement on Form S-1 filed under the Securities Act of 1933, as amended (the "Securities Act").  The Plan was amended and restated effective September 9, 1997, further amended effective May 2, 2000, and further amended and restated effective February 8, 2006.  The first Purchase Period during which offers to purchase Common Stock may be made commenced on September 28, 1997.

4.             Administration

                (a)           The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), unless the Board elects to assume administration of the Plan in whole or in part.  References to the "Committee" include the Board if it is acting in an administrative capacity with respect to the Plan.

                (b)           In addition to action by meeting in accordance with applicable law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following:  (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other written instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Options granted hereunder; and (iv) to construe and interpret the Plan, the Options, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Plan.  The determinations of the Committee on all matters regarding the Plan shall be conclusive.  Except to the extent prohibited by the Plan or applicable law or rule, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate all or any part of its responsibilities and powers to any such person or persons appointed by it.  No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

5.             Shares Subject to Plan; Limitations on Purchases and Options

                (a)           Shares Subject to Plan.  The aggregate number of shares of Common Stock initially available for the grant of Options pursuant to the Plan was 500,000 shares (adjusted to 4,000,000 shares as a result of stock splits), subject to adjustment pursuant to Section 11 herein.  As a result of the amendment and restatement of the Plan effective February 8, 2006, the maximum number of shares of Common Stock authorized for issuance under the Plan shall be 8,000,000 shares (an increase of 4,000,000 shares), subject to (i) adjustment as provided in Section 11 herein, and (ii) shareholder approval of such increase in accordance with applicable laws, rules and regulations.  Shares of Common Stock distributed pursuant to the Plan shall be authorized but unissued shares.  The Corporation hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of Options granted hereunder.  In the event that any Option granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for the grant of Options as set forth herein.

                (b)           Limitations on Purchases and Options.  If, on a given Purchase Period Termination Date, the number of shares with respect to which Options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and in no event shall the number of shares offered for purchase during any Purchase Period exceed the number of shares then available under the Plan.  In addition, the maximum number of shares that  may be purchased during any single Purchase Period shall not exceed 500,000 shares (subject to adjustment as provided in Section 11 herein), and, if the number of shares subject to Options that would otherwise be granted during a Purchase Period based on accumulated payroll deductions under Section 7(a) exceeds 500,000 shares, then the Corporation shall make a pro rata allocation of the number of shares subject to each Participant's option for that Purchase Period in as uniform a manner as practicable and as the Company shall determine to be equitable, so as not to exceed the 500,000 share limitation for any Purchase Period.  In the event that any pro rata allocation is made pursuant to this Section 5(b), any payroll deductions of a Participant not applied to the purchase of shares during such Purchase Period shall either be returned to such Participant (without interest) or applied to purchases in a future Purchase Period, as determined by the Committee in a manner consistent with Code Section 423 of the Code.

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6.             Eligibility and Participation; Payroll Deductions

                (a)           Initial Eligibility.  Any Eligible Employee who shall have completed 90 days' employment and shall be employed by the Corporation on the date his participation in the Plan is to become effective shall be eligible to be a Participant during any Purchase Periods which commence on or after such 90‑day period has concluded.

                (b)           Leave of Absence.  For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular full‑time or part‑time employment (as the case may be) prior to the close of business on such 90th day.  Termination by the Corporation of any employee's leave of absence, other than termination of such leave of absence on return to full‑time or part‑time employment, shall terminate an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any Option.

                (c)           Commencement of Participation.  An Eligible Employee shall become a Participant by completing an authorization for payroll deductions on the form provided by the Corporation and filing it with the Corporation on or before the date set therefor by the Committee, which date shall be prior to the Purchase Period Commencement Date for the applicable Purchase Period.  Payroll deductions for a Participant during a Purchase Period shall commence on the applicable Purchase Period Commencement Date when his authorization for a payroll deduction becomes effective and shall continue for successive Purchase Periods during which the Participant is eligible to participate in the Plan, unless contributions are withdrawn or participation is terminated, as provided in Section 9.

                (d)           Amount of Payroll Deduction; Determination of Total Compensation.  At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday that he is a Participant during a Purchase Period at a rate of not less than 1% nor more than 15% of his total compensation.  A Participant's total compensation during any Purchase Period means his base salary or regular rate of compensation (excluding commissions, bonuses, overtime, employee benefits and similar elements of compensation) determined as of the date of the payroll deduction or such other date or dates as may be determined by the Committee.  In the case of an hourly employee, an Eligible Employee's total compensation during a pay period shall be determined by multiplying such employee's hourly rate of pay in effect on the date of the payroll deduction by the number of hours of work for such employee during such period.  Such total compensation rates shall be determined by the Committee in a nondiscriminatory manner consistent with the provision of Section 423 of the Code and the regulations thereunder.

                (e)           Participant's Account; No Interest.  All payroll deductions made for a Participant shall be credited to his account under the Plan.  A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 6(g) herein.  In no event shall interest accrue on any payroll deductions made by a Participant.

                (f)            Changes in Payroll Deductions.  A Participant may withdraw, terminate or discontinue his participation in the Plan as provided in Section 9, but no other change can be made during a Purchase Period and, specifically, a Participant may not alter the amount of his payroll deductions for that Purchase Period.

                (g)          Participation During Leave of Absence.  If a Participant goes on a leave of absence, such Participant shall have the right to elect: (i) to withdraw the balance in his  account pursuant to Section 9;  (ii) to discontinue contributions to the Plan but remain a Participant in the Plan; or (iii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Corporation to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Corporation to such Participant are insufficient to meet such Participant's authorized Plan deductions.

7.             Grant of Options

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                (a)           Number of Shares Subject to Option.  On the Purchase Period Commencement Date of each Purchase Period, a Participant shall be granted an Option to purchase on the Purchase Period Termination Date of such Purchase Period, at the applicable Option Price, such number of shares of Common Stock as is determined by dividing the amount of the Participant's payroll deductions accumulated as of the Purchase Period Termination Date and retained in the Participant's account as of the Purchase Period Termination Date by the applicable Option Price (as determined in accordance with Section 7(b) herein); provided, however, that (i) no Participant may purchase shares of Common Stock in excess of the limitation set forth in Section 13(c) herein, and the number of shares subject to an Option shall be adjusted as necessary to conform to such limitation; and (ii) in no event shall the aggregate number of shares deemed to be subject to Options during a Purchase Period exceed the number of shares then available under the Plan or the number of shares available for any single Purchase Period (as provided in Section 5 herein), and the number of shares deemed to be subject to Options shall be adjusted as necessary to conform to these limitations.  The Fair Market Value of the Common Stock shall be determined as provided in Section 2(h) and 7(b) herein, and a Participant's total compensation shall be determined according to Section 6(d) herein.

                (b)           Option Price.  The Option Price per share of Common Stock purchased with payroll deductions made during such a Purchase Period for a Participant shall be the lesser of:

                                (i)            85% of the Fair Market Value per share of the Common Stock on the Purchase Period
               Commencement Date (the applicable Grant Date); or

                                (ii)           85% of the Fair Market Value per share of the Common Stock on the Purchase Period
               Termination Date (the applicable Exercise Date).

8.             Exercise of Options

                (a)           Automatic Exercise.  Unless a Participant gives written notice to the Corporation of withdrawal or terminates employment as hereinafter provided, his Option for the purchase of Common Stock with payroll deductions made during any Purchase Period will be deemed to have been exercised automatically on the Purchase Period Termination Date applicable to such Purchase Period, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which Options have been granted to the Participant pursuant to Section 5 and Section 7(a)).

                (b)           Termination of Option.  An Option granted during any Purchase Period shall expire on the earlier of (i) the date of termination of the Participant's employment or (ii) the end of the last day of the applicable Purchase Period, except as otherwise provided in Section 6(g) (regarding leaves of absence).

                (c)           Fractional Shares.  Fractional shares will not be issued under the Plan.  Any excess payroll deductions in a Participant's account which would have been used to purchase fractional shares will be automatically re‑invested in a subsequent Purchase Period unless the Participant timely revokes his authorization to re‑invest such excess amounts.

                (d)           Share Certificates; Credit to Participant Accounts.  As promptly as practicable after the Purchase Period Termination Date of each Purchase Period, the shares of Common Stock purchased by a Participant for the Purchase Period shall be credited to such Participant's account maintained by the Corporation, a stock brokerage or other financial services firm designated by the Participant or other similar entity, unless the Participant elects to have the Corporation deliver to the Participant certificates for the shares of Common Stock purchased upon exercise of his Option.  If a Participant elects to have shares credited to his account (rather than certificates issued), a report will be made available to such Participant after the close of each Purchase Period stating the entries made to such Participant's account, the number of shares of Common Stock purchased and the applicable Option Price.

9.             Withdrawal; Termination of Employment

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                (a)           Withdrawal.  A Participant my withdraw payroll deductions credited to his account during a Purchase Period at any time prior to the applicable Purchase Period Termination Date by giving written notice to the Corporation.  All of the Participant's payroll deductions credited to his account will be paid to him promptly (without interest) after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay during such Purchase Period.  The Corporation may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election to withdraw such deductions.  A Participant's withdrawal from any Purchase Period will not have any effect upon his eligibility to participate in any succeeding Purchase Period or in any similar plan which may hereafter be adopted by the Corporation.  Notwithstanding the foregoing, however, if a Participant withdraws during a Purchase Period, payroll deductions shall not resume at the beginning of a succeeding Purchase Period unless the Participant is eligible to participate and the Participant delivers to the Corporation a new subscription agreement and otherwise complies with the terms of the Plan.

                (b)           Termination of Employment.  Upon termination of a Participant's employment for any reason (including but not limited to termination due to death but excluding a leave of absence for a period of less than 90 days), the Participant's participation in the Plan shall be terminated.  In the event of a Participant's termination of employment, the payroll deductions credited to his account will be returned (without interest) to him, or, in the case of his death, to a beneficiary duly designated on a form acceptable to the Committee.  Any unexercised Options granted to a Participant during such Purchase Period shall be deemed to have expired on the date of the Participant's termination of employment (unless terminated earlier pursuant to Section 8(b) herein), and no further payroll deductions will be made for the Participant's account.

10.          Transferability

                No Option (or rights attendant to an Option) may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein, shall be null and void and without effect.  An Option may be exercised during a Participant's lifetime only by the Participant.

11.          Dilution and Other Adjustments

                If there is any change in the outstanding shares of Common Stock of the Corporation as a result of a merger, consolidation, reorganization, stock dividend, stock split distributable in shares, or other change in the capital stock structure of the Corporation, the Committee shall make such adjustments to Options,  to the number of shares reserved for issuance under the Plan, and to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Options or otherwise advisable to reflect such change.

12.          Shareholder Approval of Adoption of Plan

                The Plan was subject to the initial approval of the Plan by the holders of a majority of the outstanding shares of Common Stock of the Corporation, which approval was obtained within 12 months before or after the date of adoption of the Plan by the Board.  Amendments to the Plan shall be subject to shareholder approval to the extent, if any, as may be required by Section 423 of the Code or other applicable laws, rules or regulations.

13.          Limitations on Options

                Notwithstanding any other provisions of the Plan:

                (a)           The Corporation intends that Options granted and Common Stock issued under the Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Section 423 of the Code and regulations issued thereunder.  Any provisions required to be included in the Plan under Section 423 and regulations issued thereunder are hereby included as fully as though set forth in the Plan.

                (b)           No employee shall be granted an Option under the Plan if, immediately after the Option was granted, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent or Subsidiary of the Corporation.  For purposes of this Section 13(b), stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding Options shall be treated as stock owned by the employee.

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                (c)           No employee shall be granted an Option under the Plan which permits his rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Corporation and any parent or Subsidiary of the Corporation to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time.  Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section 13(c).

                (d)           All employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased by any employee under Options granted pursuant to the Plan shall bear a uniform relationship to the total compensation of employees.  All rules and determinations of the Committee in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

14.          Amendment and Termination of the Plan and Options

                The Board, without further action on the part of the shareholders of the Corporation, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that, to the extent required under Section 423 of the Code or other applicable laws, rules or regulations, it may not, without the approval of the shareholders of the Corporation, (i) change the aggregate number of shares of Common Stock which may be issued under the Plan (except to the extent of adjustments pursuant to Section 11); (ii) change the corporation or class of corporations whose employees will be offered Options under the Plan; or (iii) effect a change which would otherwise require shareholder approval under Section 423 of the Code or regulations issued thereunder.  No action taken by the Board under this Section 14 may materially and adversely affect any outstanding Option without the consent of the holder thereof.

15.          Designation of Beneficiary

                The Committee, in its sole discretion, may authorize a Participant to designate in writing a person or persons as each such Participant's beneficiary, which beneficiary shall be entitled to the rights, if any, of the Participant in the event of the Participant's death to which the Participant would otherwise be entitled.  The Committee shall have sole discretion to approve the form or forms of such beneficiary designations,  to determine whether such beneficiary designations will be accepted, and to interpret such beneficiary designations.   If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.

16.          Miscellaneous

                (a)           Legal and Other Requirements.  The Corporation may impose such restrictions on any Options and shares of Common Stock acquired upon exercise of Options as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares.  Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act of 1933, as amended).  The Corporation may cause a restrictive legend to be placed on any certificate for shares issued pursuant to an Option hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

                (b)           No Obligation To Exercise Options.  The granting of an Option shall impose no obligation upon a Participant to exercise such Option.

                (c)           Application of Funds.  The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

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                (d)           Withholding Taxes.  Upon the exercise of any Option under the Plan, in whole or in part, or at the time of disposition of some or all of the Common Stock acquired pursuant to exercise of an Option, a Participant must make adequate provision for the federal, state or other tax withholding obligations, if any, which arise from the exercise of the option or the disposition of the Common Stock.  The Corporation shall have the right to require the Participant to remit to the Corporation, or to withhold from the Participant (or both) amounts sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for shares of Common Stock.

                (e)           Right to Terminate Employment.  Nothing in the Plan, an Option or any agreement or instrument entered into pursuant to the Plan shall confer upon an employee the right to continue in the employment of the Corporation or any Subsidiary or affect any right which the Corporation or any Subsidiary may have to terminate the employment of such employee.  Except as otherwise provided in the Plan, all rights of a Participant with respect to Options granted hereunder shall terminate upon the termination of employment of the Participant.

                (f)            Rights as a Shareholder.  No Participant or other person shall have any rights as a shareholder unless and until certificates for shares of Common Stock are issued to him or credited to his account on the records of the Corporation.

                (g)           Notices.  Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Corporation (i) on the date it is personally delivered to the Corporation at its principal executive offices or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to an Eligible Employee (i) on the date it is personally delivered to him or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address shown for him on the records of the Corporation or of any Subsidiary.

                (h)           Applicable Law.  All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of North Carolina, without regard to the principles of conflicts of laws, to the extent not inconsistent with Section 423 of the Code and regulations thereunder or other applicable federal laws of the United States.

                (i)            Elimination of Fractional Shares.  If under any provision of the Plan which requires a computation of the number of shares of Common Stock subject to an Option, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

                (j)            Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                IN WITNESS WHEREOF, this Employee Stock Purchase Plan of RF Micro Devices, Inc., as amended and restated effective February 8, 2006, has been executed in behalf of the Corporation effective as of the 8th day of February, 2006.

RF MICRO DEVICES, INC.

                                                                                By:          /s/ Robert A. Bruggeworth
                                                                                Name:     Robert A. Bruggeworth
                                                                                Title:       President and Chief Executive Officer

Attest:

Name:     /s/ William A. Priddy, Jr.
Title:       William A. Priddy, Jr., Secretary

[Corporate Seal]

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